PRESS RELEASE

Available for Immediate Publication: May 2, 2006
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Increases Cash Dividends 60%

Merced, California, May 2, 2006 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that the board of directors has increased the cash dividend on the company’s common stock by 60%, to $.08 per share. The dividend is payable on June 2, 2006 to stockholders of record May 11, 2006.

“This 60% increase in cash dividend, to $.08 per share, marks our tenth consecutive quarter of cash dividends that began in the first quarter of 2004”, stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “The continued financial strength of CCOW and our strong pattern of earnings growth allows us to provide this 60% increase to the dividend payout to our shareholders. This also marks the fifth consecutive quarter that we have maintained the level of our cash dividend after our nine for five stock split in the second quarter of 2005. The Central Valley economic outlook remains very positive and positions us to continue the expansion of our broad range of products and services to existing and new customers within the Central Valley,” continued Mr. Hawker. “The new 60% higher $.08 per share cash dividend serves as an indicator of our financial strength and outlook on our future.”

On April 13, 2006, Capital Corp of the West announced an 11% gain in net income for the first quarter of 2006 compared to the first quarter of 2005. The first quarter of 2005 benefited from $539,000 in Bank Owned Life Insurance proceeds. Without those proceeds, net income for the first quarter of 2006 improved 25% compared to the same quarter in 2005. Other highlights of the first quarter 2006 were Loan Growth of 26.7%; Deposit Growth of 19.6%; Asset Growth of 18.9%; Return on Equity (ROE) of 17.6% and Return on Assets (ROA) of 1.28%

Capital Corp of the West was also recently honored for having the third highest aggregate return to shareholders of any bank founded in California within the past 50 years. As part of the annual Strategic Issues Summit, co-sponsored by the California Bankers Association and Carpenter & Co., Capital Corp of the West was singled out for achieving a 9,320% return to its shareholders since it was founded 28 years ago.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has over 29 years of service as “Central California’s Community Bank.” Currently County Bank has twenty-three branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara, Sacramento, and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.